Exhibit 3.2

FIRST CERTIFICATE OF AMENDMENT TO

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

TRIUS THERAPEUTICS, INC.

TRIUS THERAPEUTICS, INC. (the “Company”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify that:

FIRST: The name of the Company is Trius Therapeutics, Inc.

SECOND: The date on which the Company’s Certificate of Incorporation was originally filed with the Secretary of State of the State of Delaware was September 18, 2007. The Amended and Restated Certificate of Incorporation of the Company was filed with the Secretary of State of the State of Delaware on March 18, 2008.

THIRD: The Board of Directors of the Company, acting in accordance with provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions amending its Certificate of Incorporation as follows:

1. Section A of Article IV is hereby deleted in its entirety and replaced as follows:

“A. The Company is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Company is authorized to issue is 225,844,638 shares, 123,000,000 shares of which shall be Common Stock (the “Common Stock”) and 102,844,638 shares of which shall be Preferred Stock (the “Preferred Stock”). The Preferred Stock shall have a par value of $0.0001 per share and the Common Stock shall have a par value of $0.0001 per share.”

2. Section B of Article IV is hereby deleted in its entirety and replaced as follows:

“B. 1,676,453 of the authorized shares of Preferred Stock are designated “Series A-1 Preferred Stock” (the “Series A-1 Preferred”). 37,168,185 of the authorized shares of Preferred Stock are hereby designated “Series A-2 Preferred” (the “Series A-2 Preferred”). 64,000,000 of the authorized shares of Preferred Stock are hereby designated “Series B Preferred” (the “Series B Preferred” and together with the Series A-1 Preferred and Series A-2 Preferred, the “Series Preferred”).”

FOURTH: The foregoing amendment was submitted to the stockholders of the Company for their approval, and were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Trius Therapeutics, Inc. has caused this First Certificate of Amendment to be signed by its President this 4th day of November, 2009.

TRIUS THERAPEUTICS, INC.

By:	/s/ Jeffrey Stein Ph.D.
Jeffrey Stein, Ph.D.
President and Chief Executive Officer